Exhibit 99

[Orient-Express Hotels news release paper]

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

For Immediate release

ORIENT-EXPRESS HOTELS REPORTS THIRD QUARTER 2008 RESULTS

Third Quarter 2008 highlights

•    Third quarter total revenues, excluding real estate, grew 5%

•    Same store RevPAR up 9% in US dollars, 1% in local currency

•    EBITDA before real estate of $50.0 million; adjusted EBITDA before real estate of $51.3 million

•    Third quarter net earnings from continuing operations of $17.6 million

•    EPS from continuing operations of $0.41 per common share; adjusted EPS of $0.47 per common share

•    The company has taken a number of steps to reduce costs and preserve financial flexibility

Hamilton, Bermuda, November 3, 2008.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced its results for the third quarter and first nine months of 2008.

For the third quarter, the Company reported net earnings of $6.4 million ($0.15 per common share) on revenue of $184.2 million, compared with net earnings of $22.6 million ($0.53 per common share) on revenue of $185.7 million in the third quarter of 2007. The net earnings from continuing operations for the period were $17.6 million ($0.41 per common share), compared with net earnings of $22.3 million ($0.53 per common share) in the third quarter of 2007. The adjusted net earnings from continuing operations for the period were $19.9 million ($0.47 per common share), compared with adjusted net earnings of $24.8 million ($0.58 per common share) in the third quarter of 2007.

“Although unprecedented global market conditions have exerted pressure on high-end luxury consumer spending, our loyal client base has traditionally shown resilience throughout economic cycles,” said Paul White, President and Chief Executive Officer. “While we did experience expected margin compression during the quarter, we delivered revenue growth in most of our geographic areas.  In Europe, La Residencia, Mallorca, Reid’s Palace, Madeira and The Grand Hotel Europe, St Petersburg, Russia all grew revenues by over 10%.  In North America, performance was affected by the threatened arrival of Hurricane Gustav.  Revenues in the region were down by $1.2 million.  We are particularly pleased with the results achieved in the Rest of the World, which recorded same store RevPAR growth of 25%, driven by South Africa, South America and Asia.”

Mr. White continued, “We remain confident in the long-term prospects of the sector, particularly in light of favorable demographics.  However, we believe it is important during this period of deteriorating market conditions to take a more cautious approach to our business.  This means greater focus on reduction of costs, deferring capital expenditure and maintaining financial flexibility, while at the same time maintaining activities to maximize our revenues.”

The Company has initiated several key operational and investment decisions, including adjusting the development timeline of several strategic real estate projects, as well as other operational changes in order to improve cost efficiencies and conserve cash during this challenging period in the lodging industry.  These key changes include:

•    Plans for the building of the New York Hotel on the site of the Donnell branch of the New York Public Library, as well as an associated $46 million commitment, will be delayed.

•    The opening of El Encanto will be pushed back to at least the middle of 2010, which will defer $30 million of capital expenditures for a 12 month period and enable the Company to open this milestone property in more favorable market conditions.

•    Completion of Porto Cupecoy is being rescheduled both to defer further expenditure and to allow time for the real estate market to improve.

•    New building projects in Miami, Cartagena, Zambia and Puglia, Italy have been cancelled and other projects have been deferred pending an improvement in market conditions.

•    The Company will suspend its quarterly dividend payments beginning in 2009, resulting in $4 million annual cash saving.

•    The Company plans to reduce business unit capital expenditure from a forecast of $69 million in 2008 to $24 million in 2009 while safeguarding FF&E replacements to ensure service quality.

•    The Company has undertaken a rigorous review of variable overheads and is taking steps to reduce these costs by $20-$22 million annually.

Mr. White continued, “As a result of these combined initiatives, we expect our short to medium term cash needs will be reduced by approximately $200 million, enhancing our liquidity and overall capital position when the business cycle begins to improve.  It will also enable us to take advantage of investment opportunities which we have previously seen emerge in economic downturns.”

Business Highlights

Revenue, excluding real estate revenue, was up 5% over the third quarter of 2007 reflecting Owned Hotels same store RevPAR growth of 9% in U.S. dollars (1% in local currency) and a 5% increase in revenues from Trains and Cruises, including the Venice Simplon-Orient-Express, which had another strong quarter with revenue growth of 21%.

Revenue from Owned Hotels for the third quarter was $141.8 million, up 7% over the same period in 2007.  Revenue growth of 6% in Europe and 13% in South America (excluding Hotel das Cataratas) was offset by a 7% decline in North America.  Restaurants revenues were down by 3% year-over-year.

EBITDA before Real Estate was $50.0 million compared to $53.1 million in the prior year. The principal variances from last year included the result from Windsor Court, New Orleans (down $1.5 million), the result from Hotel Cipriani, Venice (down $2.5 million) and Hotel das Cataratas, Brazil which recorded an EBITDA loss of $1.3 million because the hotel is under refurbishment. Orient-Express Hotels acquired this property in October 2007, so there is no comparative figure in the prior year.

Regional Performance

Europe:  For the third quarter, revenues from Owned Hotels were up 6% year-over-year from $86.7 million to $91.6 million. EBITDA was $36.5 million in 2008 versus $38.3 million in the prior year. Same store RevPAR increased by 7% in US dollars, from $551 to $589 but decreased by 3% in local currency.  The Italian hotels reported a combined EBITDA of $20.2 million, which was 10% down year-over-year reflecting a RevPAR decline of 9% in local currency.  Poor market conditions in Venice and new competition in Florence affected Hotel Cipriani and Villa San Michele, respectively. Grand Hotel Europe, St Petersburg grew revenues by 18% year-over-year, but high local inflationary cost pressures restricted its EBITDA growth to 12%. Reid’s Palace, Madeira also contributed to EBITDA growth despite challenging market conditions.

North America:  Revenue of $16.7 million was 7% lower than the third quarter of 2007.  There was an EBITDA loss of $1.5 million compared to a profit of $0.9 million in the prior year. Same store RevPAR for the region fell by 9%. The result for the quarter included a $1.8 million EBITDA loss by Windsor Court, New Orleans, partly caused by the threatened arrival of Hurricane Gustav.

Southern Africa:  Revenue of $10.0 million was 15% higher year-over-year, and EBITDA of $2.6 million was 14% higher.  This improvement was mostly driven by Orient-Express Safaris, which has continued to benefit from strong demand.

South America:   Revenue increased to $12.5 million from $9.4 million in the third quarter of 2007.  The quarter includes revenues of $1.7 million in 2008 from Hotel das Cataratas, which was acquired in October 2007.  EBITDA was $1.9 million, level with last year.  Copacabana Palace revenues were up 16% year-over-year and EBITDA was up $1.1 million.  This gain was offset by an EBITDA loss of $1.3 million at Hotel das Cataratas, which is under refurbishment.

Asia Pacific:    Revenue for the third quarter was $10.9 million, an increase of 8% year-over-year. EBITDA was $2.2 million compared to $2.3 million last year. Same store RevPAR for the region increased by 23% from $130 to $160 (19% in local currency).  All of the Asian hotels performed well except for The Governor’s Residence in Burma, which has started its recovery from recent events in that country.

Hotel management and part-ownership interests:  EBITDA for the third quarter was $4.7 million compared with $5.8 million last year.  Charleston Place, South Carolina, felt the impact of reduced group bookings and Hotel Ritz, Madrid, was impacted by the sharp deterioration in the economic climate in Spain.

Restaurants:  Revenue from restaurants in the third quarter was $3.3 million compared with $3.4 million last year and EBITDA was a loss of $0.4 million compared with a loss of $0.2 million last year.  The third quarter is traditionally the lowest earnings quarter of this segment due to the annual closure of the ‘21’ Club in the month of August.

Trains and Cruises:  Revenue was $31.0 million, an increase of 5% year-over-year, and EBITDA was $10.2 million, an increase of 7%. As in the previous quarter, there were strong performances from the Venice Simplon-Orient-Express (EBITDA up $1.1 million) and from PeruRail (Company’s share of earnings up $0.4 million).

Central costs:  In the third quarter, central costs were $6.2 million compared with $7.7 million in the third quarter of 2007.  The third quarter of 2007 included $2.0 million of management restructuring and related costs.

Real Estate:  In the third quarter, there was an EBITDA loss of $0.2 million. Porto Cupecoy sales and costs continue to be recorded on the percentage-of-completion basis.  There were no sales during the quarter and five purchases were cancelled.

Interest:  The interest charge for the quarter was $11.6 million compared with $11.5 million in the second quarter of 2008 and $12.6 million in the third quarter of 2007.   The quarter included a charge of $0.4 million relating to the change in the fair value of an interest rate swap.  In the second quarter of 2008 a credit of $0.6 million was booked in relation to this swap.

Tax:  The tax charge for the quarter was $8.3 million compared to $12.2 million in the same quarter in the prior year. The tax charge for the nine months was $17.0 million compared to $20.8 million in the prior year. The Company’s effective tax rate for the nine months, including earnings from consolidated and unconsolidated operations but excluding discontinued operations, was 31.6% compared with 34.2% for the same period in 2007.  This reflects a change in the earnings mix from 2007 to 2008 and falling income tax rates in Italy and the United Kingdom, effective January 2008.

Discontinued Operations: The charge in the third quarter was $11.2 million. This included a further impairment charge of $12.0 million based on current negotiations for the sale of Bora Bora Lagoon Resort.

Investment:   Total capital expenditure in the third quarter was $29.1 million, which included various projects at, in particular, El Encanto, Grand Hotel Europe, Copacabana Palace and Hotel das Cataratas.  A total of $15.3 million was invested during the quarter in the Company’s developments at Porto Cupecoy and the Villas at La Samanna.

Balance Sheet:  At September 30, 2008, the Company’s total debt was $790.6 million, working capital facilities drawn were $48.9 million and cash balances amounted to $69.4 million, giving a total net debt of $770.1 million compared with total net debt of $826.4 million at the end of the second quarter of 2008.

At September 30, 2008, debt was approximately 42% fixed and 58% floating.  The weighted average maturity of the debt was 3.8 years and the weighted average interest rate (including margin) was 5.45%.  The Company had cash and funds available under working capital and revolving credit facilities totalling $147 million.

Outlook

Due to the deteriorating global economic situation and the lack of visibility in the lodging industry, forecasting is difficult.  In 2008 the Company’s businesses around the world have performed well in the high seasons but demand has been weaker in shoulder season months.  The recent weakening of the Euro against the US Dollar should help to stimulate demand across the portfolio in 2009.  Emerging destinations, such as South East Asia, Peru and Brazil in South America and Southern Africa continue to show healthy growth.  As in previous downturns, Orient-Express Hotels will diligently manage costs and conserve cash, in order to be well positioned to react to recovery in all markets, both in terms of operational performance and investment opportunities.

*********

Reconciliation to reported earnings

$’000 – except per share amounts	Three months ended September 30				Nine months ended September 30
	2008		2007		2008		2007
EBITDA	49,759		58,573		118,184		123,639
Adjusted items:
Hotel das Cataratas (1)	1,326		-		2,981		-
Management restructuring and related costs (2)	-		1,979		-		2,851
Gain on disposal of fixed assets (3)	-		(2,312)		-		(2,312)
Adjusted EBITDA	51,085		58,240		121,165		124,178

U.S. GAAP reported net earnings	6,379		22,553		21,505		38,575
Discontinued operations net of tax	11,172		(258)		15,392		1,465
Net earnings from continuing operations	17,551		22,295		36,897		40,040
Adjusted items net of tax:
Hotel das Cataratas (1)	844		-		1,996		-
Management restructuring and related costs (2)	-		1,979		-		2,851
Gain on disposal of fixed assets (3)	-		(1,664)		-		(1,664)
Foreign exchange gain (4)	1,466		2,171		(2,075)		1,413
Adjusted net earnings from continuing operations	19,861		24,781		36,818		42,640
Reported EPS	0.1	5	0.5	3	0.5	1	0.9	1
Reported EPS from continuing operations	0.4	1	0.5	3	0.8	7	0.9	5
Adjusted EPS from continuing operations	0.4	7	0.5	8	0.8	7	1.0	0
Number of shares (millions)	42.4	7	42.4	4	42.4	7	42.3	7

1.     Result from Hotel das Cataratas, currently undergoing full refurbishment program and not yet operating as an Orient-Express Hotel.

2.     The Company incurred costs in 2007 relating to the restructuring of senior management made up principally of executive recruitment fees and additional director, legal and other advisory fees.

3.     Gain recorded relating to the settlement of insurance proceeds for damaged assets at Maroma.

4      Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

*****

Management evaluates the operating performance of the company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP.  Management considers adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item) and significant disposals of assets or investments, which could otherwise have a material effect on the comparability of the company’s core operations.  Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the company’s operating costs, fluctuations in interest rates and currency values, uncertainty of completing proposed asset sales and negotiating proposed delays in capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms made more difficult by the current crisis in financial markets and by weakening national economies, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, legislative, regulatory and political developments, and possible continuing challenges to the company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Tuesday, November 4, 2008 at 10.00 am ET (15.00 GMT) which is accessible at +1 866 966 9439 (US toll free) or +44 (0)1452 555 566 (Standard International access).  The conference ID is 67429830.  A replay of the conference call will be available by telephone until 5.00 pm (ET) Tuesday, November 11, 2008 and can be accessed by calling +1 866 247 4222 (US toll free) or +44 (0)1452 550 000 (Standard International) and entering replay access number 67429830. A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com

ORIENT-EXPRESS HOTELS LTD

Three Months ended September 30, 2008

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended September 30
$’000 – except per share amount	2008	2007

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	91,622	86,728
- North America	16,729	17,908
- Rest of World	33,437	28,284
Hotel management & part ownership interests	4,664	5,757
Restaurants	3,337	3,439
Trains & Cruises	30,984	29,468
Revenue and earnings from unconsolidated companies before Real Estate	180,773	171,584
Real Estate	3,454	14,073
Total (1)	184,227	185,657

Analysis of earnings
Owned hotels
- Europe	36,549	38,254
- North America	(1,532)	944
- Rest of World	6,681	6,497
Hotel management & part ownership interests	4,664	5,757
Restaurants	(432)	(237)
Trains & Cruises	10,247	9,555
Central overheads	(6,195)	(7,669)
EBITDA before Real Estate & gain on disposal	49,982	53,101
Real Estate	(223)	3,160
EBITDA before gain on disposal	49,759	56,261
Gain on disposal of fixed assets	-	2,312
EBITDA	49,759	58,573
Depreciation & amortization	(9,838)	(9,944)
Interest	(11,588)	(12,629)
Foreign exchange	(2,522)	(1,474)
Earnings before tax	25,811	34,526
Tax	(8,260)	(12,231)
Net earnings from continuing operations	17,551	22,295
Discontinued operations	(11,172)	258
Net earnings on common shares	6,379	22,553

Earnings per common share	0.15	0.53
Number of shares – millions	42.47	42.44

(1)           Comprises earnings from unconsolidated companies of $5,798,000 (2007 - $6,782,000) and revenue of $178,429,000 (2007 - $178,875,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended September 30, 2008

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30
	2008	2007
Average Daily Rate (in U.S. dollars)
Europe	917	807
North America	325	302
Rest of World	279	244
Worldwide	533	479

Rooms Available (000’s)
Europe	92	92
North America	55	55
Rest of World	109	101
Worldwide	256	248

Rooms Sold (000’s)
Europe	59	63
North America	30	34
Rest of World	66	62
Worldwide	155	159

RevPAR (in U.S. dollars)
Europe	589	551
North America	174	189
Rest of World	167	151
Worldwide	320	309

			Change%
Same Store RevPAR (in U.S. dollars)			Dollar	Local currency
Europe	589	551	7%	-3%
North America	175	191	-9%	-9%
Rest of World	145	116	25%	25%
Worldwide	334	307	9%	1%

ORIENT-EXPRESS HOTELS LTD

Nine Months ended September 30, 2008

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Nine months ended September 30
$’000 – except per share amount	2008	2007

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	204,435	184,842
- North America	67,119	63,032
- Rest of World	105,044	86,981
Hotel management & part ownership interests	17,618	17,433
Restaurants	13,491	14,377
Trains & Cruises	73,101	66,798
Revenue and earnings from unconsolidated companies before Real Estate	480,808	433,463
Real Estate	11,980	14,920
Total (1)	492,788	448,383

Analysis of earnings
Owned hotels
- Europe	66,995	66,477
- North America	9,093	10,379
- Rest of World	23,061	23,711
Hotel management & part ownership interests	17,618	17,433
Restaurants	1,137	1,919
Trains & Cruises	21,616	19,415
Central overheads	(20,153)	(20,685)
EBITDA before Real Estate & gain on disposal	119,367	118,649
Real Estate	(1,183)	2,678
EBITDA before gain on disposal	118,184	121,327
Gain on disposal of fixed assets	-	2,312
EDITDA	118,184	123,639
Depreciation & amortization	(30,404)	(28,476)
Interest	(35,978)	(34,077)
Foreign exchange	2,140	(221)
Earnings before tax	53,942	60,865
Tax	(17,045)	(20,825)
Net earnings from continuing operations	36,897	40,040
Discontinued operations	(15,392)	(1,465)
Net earnings on common shares	21,505	38,575

Earnings per common share	0.51	0.91
Number of shares – millions	42.47	42.37

(1)	Comprises earnings from unconsolidated companies of $18,323,000 (2007 - $15,882,000) and revenue of $474,465,000 (2007 - $432,501,000).

ORIENT-EXPRESS HOTELS LTD

Nine Months Ended September 30, 2008

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Nine months ended September 30
	2008	2007
Average Daily Rate
(in U.S. dollars)
Europe	834	714
North America	391	366
Rest of World	282	255
Worldwide	479	435

Rooms Available (000’s)
Europe	247	247
North America	170	166
Rest of World	343	298
Worldwide	760	711

Rooms Sold (000’s)
Europe	143	149
North America	107	107
Rest of World	209	190
Worldwide	459	446

RevPAR (in U.S. dollars)
Europe	482	432
North America	247	235
Rest of World	172	162
Worldwide	290	273

			Change%
Same Store RevPAR			Dollar	Local
(in U.S. dollars)				Currency
Europe	457	407	12%	1%
North America	251	239	5%	5%
Rest of World	178	153	16%	15%
Worldwide	291	260	12%	6%

ORIENT-EXPRESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	September 30 2008	December 31 2007

Assets

Cash	69,353	94,365
Accounts receivable	66,710	63,673
Due from related parties	26,329	30,406
Prepaid expenses	20,663	16,115
Inventories	47,027	45,756
Other assets held for sale	41,802	54,417
Real estate assets	53,189	57,157
Total current assets	325,073	361,889

Property, plant & equipment, net book value	1,302,493	1,273,956
Investments	159,622	147,539
Goodwill	131,753	133,497
Other intangible assets	21,607	21,660
Other assets	46,243	49,896
	1,986,791	1,988,437

Liabilities and Shareholders’ Equity

Working capital facilities	48,877	64,419
Accounts payable	28,710	30,132
Accrued liabilities	75,581	61,224
Deferred revenue	46,891	35,545
Other liabilities held for sale	5,045	5,619
Current portion of long-term debt and capital leases	122,509	127,795
Total current liabilities	327,613	324,734

Long-term debt and obligations under capital leases	668,092	658,615
Deferred income taxes	114,385	119,112
Other liabilities	34,955	35,691
Minority interest	2,022	1,754

Shareholders’ equity	839,724	848,531
	1,986,791	1,988,437